PRESS RELEASE

Release Date: September 9, 2008

For Further Information:	Charles E. Wagner, Jr.
Executive Vice President and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES AN ADDITIONAL 10B5-1 REPURCHASE PLAN.

BEL AIR, MD. - SEPTEMBER 9, 2008 - SFSB, INC. (OTCBB: SFBI) today announced that on September 3, 2008, the Company entered into another Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., effective October 1, 2008, under which Sandler O’Neill may repurchase on the Company’s behalf up to 57,941 shares of its common stock that remain available for repurchase pursuant to the Board of Director’s authorization in July 2008 for the repurchase of up to an additional 5% of the Company’s outstanding shares, other than shares held by Slavie Bancorp, MHC under the Company’s previously announced stock repurchase program. Purchases by Sandler O’Neill may continue until September 30, 2009.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 108 year old federally chartered, FDIC-insured thrift serving Baltimore City, Baltimore County and Harford County, Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.